Exhibit 23.1.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-213765-01 on Form S-3 of our report dated February 21, 2018, relating to the consolidated financial statements of Duke Energy Progress, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Progress, LLC for the year ended December 31, 2017.

/s/Deloitte & Touche LLP
Charlotte, North Carolina
February 21, 2018